QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

INTRAWARE, INC.

PLACEMENT AGENCY AGREEMENT

Commonwealth Associates, L.P.
830 Third Avenue
New York, New York 10022

    August 31, 2001

Ladies and Gentlemen:

    This Placement Agency Agreement (the "Agency Agreement") confirms the retention by Intraware, Inc., a Delaware corporation (the "Company"), of Commonwealth Associates, L.P., a New York limited partnership ("Commonwealth" or the "Placement Agent"), to act as the sales agent, on a best efforts basis, in connection with bridge financing for the Company, on the terms set forth below.

    The Company proposes to offer for sale solely to "accredited investors," in a private placement (the "Bridge Financing"), up to 70 units (including fractions thereof) (the "Units") at $100,000 per Unit, each Unit consisting of (i) $100,000 principal amount of 8% senior secured promissory notes in the form attached hereto as Exhibit A (the "Notes"), and (ii) five-year warrants in the form attached hereto as Exhibit B (the "Warrants") to purchase 100,000 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"). In the event that prior to the 17th day following the initial closing of the Bridge Financing (the "Initial Closing"), the Company enters into a definitive merger or acquisition agreement with the entity set forth in Schedule 1 hereto pursuant to which such entity acquires more than 50% of the Company at a price per share greater than $1.00, and provided that as a result of such acquisition or other agreement with such entity the Notes are repaid in full within 90 days after the Initial Closing, the Company shall have the right to redeem 50% of the Warrants, on a pro-rata basis, at a price of $.01 per Warrant.

    A minimum of 60 Units ($6,000,000) (the "Minimum Offering") and a maximum of 70 Units ($7,000,000) (the "Maximum Offering") will be sold in the Bridge Financing. The Units will be offered pursuant to those terms and conditions set forth herein. The Minimum Offering will be made on a "best efforts-all-or-none" basis and the balance of the Bridge Financing will be made on a "best efforts" basis. The Units will be offered in accordance with Regulation D promulgated by the Securities and Exchange Commission (the "SEC").

    The SEC Documents (as defined in Section 2(j)) and the Subscription Agreement between each prospective investor subscribing to purchase Units in the Bridge Financing (each a "Subscriber") and the Company (the "Subscription Agreement") attached hereto as Exhibit C are together referred to herein as the "Offering Documents." The (i) Notes, (ii) Registration Rights Agreement among each Subscriber, the Company and the Placement Agent (the "Registration Rights Agreement") attached hereto as Exhibit D, (iii) Security Agreement between the Company and the Placement Agent (the "Security Agreement") attached hereto as Exhibit E, (iv) Warrants, (vi) Agency Agreement, (vii) escrow agreement among the Company, the Placement Agent and a bank or trust company acceptable to the Placement Agent (the "Fund Escrow Agreement"), (viii) the Agent's Warrant (as defined in Section 3(d)(i) hereof), (ix) the Warrant Escrow Agreement (as defined in Section 3(b)(xvii) hereof and (x) exhibits, schedules and appendices which are part of the Subscription Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Warrants, the Agent's Warrant, the Warrant Escrow Agreement and the Agency Agreement are collectively referred to herein as the "Transaction Documents."

    The Company will prepare and deliver to the Placement Agent a reasonable number of copies of the Transaction Documents in form and substance satisfactory to the Placement Agent and its counsel.

    Each Subscriber will be required to deliver, among other things, the Subscription Agreement and a confidential investor questionnaire ("Investor Questionnaire") in the form to be provided to offerees. Capitalized terms used herein, unless otherwise defined or unless the context otherwise indicates, shall have the same meanings provided in the Transaction Documents.

    1.  Appointment of Placement Agent.

    (a) Commonwealth is hereby appointed exclusive placement agent of the Company (subject to Commonwealth's right to have selected dealers ("Selected Dealers") in good standing with the National Association of Securities Dealers ("NASD") participate in the Offering) during the offering period for the Bridge Financing herein specified for the purpose of assisting the Company in finding qualified Subscribers in the Bridge Financing.

    (b) Subject to the performance by the Company in all material respects of its obligations to be performed under this Agency Agreement and to the completeness and accuracy of all representations and warranties of the Company contained in this Agency Agreement, the Placement Agent hereby accepts such agency and agrees to use its reasonable best efforts to assist the Company in finding qualified Subscribers. It is understood that the Placement Agent has no commitment to sell the Units. Commonwealth's agency hereunder is not terminable by the Company except upon termination of the Offering Period (as hereinafter defined) or a material breach by Commonwealth of its obligations hereunder.

    (c) Subscriptions for Units shall be evidenced by the execution by Subscribers of a Subscription Agreement. No Subscription Agreement shall be effective unless and until it is accepted by the Company. The Placement Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Subscription Agreement or the authenticity, sufficiency, or validity of any check delivered by any prospective investor in payment for Units.

    (d) The Placement Agent and/or its affiliates may be Subscribers in the Bridge Financing.

    2.  Representations and Warranties of the Company.  The Company represents and warrants to the Placement Agent and each Selected Dealer, if any, as follows:

      (a)  Organization and Qualification.  The Company is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agency Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company or on the transactions contemplated hereby, or on the other Transaction Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company does not have any operating subsidiaries and all of the non-operating subsidiaries are wholly-owned by the Company

      (b)  Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agency Agreement and the other Transaction Documents, to file and perform its obligations under the Transaction Documents, and to issue the Notes, the Warrants and the shares of Common Stock upon exercise of the Warrants and the Agent's Warrants (the "Warrant Shares") (the Notes, Warrants and Warrant Shares being collectively referred to herein as the "Securities") in accordance with the terms of the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents, including without limitation the issuance of the Securities, have been duly authorized by the Company's Board of Directors (the "Board") and no further consent or authorization is required by the Company, the Board or the Company's stockholders. The Transaction Documents have been duly executed and delivered by the Company, and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

      (c)  Capitalization.  The authorized, issued and outstanding capital stock of the Company prior to the consummation of the transactions contemplated hereby is set forth in Schedule 2(c). All of such outstanding shares have been and are, or upon issuance will be duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Schedule 2(c), (i) no shares of the Company's capital stock are subject to preemptive rights under Delaware law or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding debt securities issued by the Company; (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company; (iv) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act; (v) there are no outstanding securities of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in the Transaction Documents which shall not have been waived prior to the Initial Closing; and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. All prior sales of securities of the Company were either registered under the 1933 Act and applicable state securities laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

      (d)  Issuance of Securities; Reservation.  The issuance, sale and delivery of the Securities have been duly authorized by all requisite corporate action by the Company and, upon issuance in accordance with the Transaction Documents, shall be (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof, and (iii) entitled to the rights and preferences set forth in the Notes and the Warrants. At least 7,700,000 shares of Common Stock have been duly authorized and reserved for issuance upon exercise of the Warrants. In the event the number of shares of Common Stock issuable upon exercise of the Warrants exceeds the number of authorized shares of Common Stock as a result of the exercise terms of the Warrants, the Company shall use its reasonable best efforts to seek stockholder approval of and file a Certificate of Amendment to increase the authorized number of shares of Common Stock accordingly. Upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming (i) the accuracy of the information provided by the respective Subscribers in the Subscription Agreement and Investor Questionnaires, (ii) that all of the offerees and Subscribers are "accredited investors" as such term is defined in Rule 501 of Regulation D, and (iii) that the Placement Agent has not engaged, nor will engage, in connection with the Bridge Financing, in any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, the offer and sale of the Notes and the Warrants pursuant to the terms of this Agency Agreement are and will be exempt from the registration requirements of the 1933 Act and the rules and regulations promulgated thereunder. The Company is not disqualified from the exemption under Regulation D by virtue of the disqualification contained in Rule 507 thereof or otherwise.

      (e)  No Conflicts.  Except as set forth in Schedule 2(e), the execution, delivery and performance of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated by the Transaction Documents, and the performance by the Company of its obligations under the Notes and the Warrants, including without limitation, the reservation for issuance and the issuance of the Securities, will not (1) result in a violation of the Company's Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company, or the Company's bylaws, (2) conflict with, or constitute a default or an event which with notice or lapse of time or both would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, lease, license or instrument to which the Company is a party (including without limitation, any document filed as an exhibit to any of the Company's SEC Documents (as defined below)), or (3) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The Nasdaq National Market, Inc.) applicable to the Company or by which any property or asset of the Company is bound or affected.

      (f)  Consents.  Except as contemplated by this Agency Agreement, and except for the filing of the Registration Statement (as defined in the Registration Rights Agreement) with the SEC, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents. Except as otherwise provided in the Transaction Documents, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing.

      (g)  No General Solicitation.  None of the Company, any of its affiliates, and any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

      (h)  No Integrated Offering.  None of the Company, any of its affiliates, and any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its affiliates and any person acting on its behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

      (i)  Application of Takeover Protections; Rights Agreement.  The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition,

  business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Subscriber as a result of the transactions contemplated by this Agency Agreement, including without limitation, the Company's issuance of the Securities and the Subscriber's ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

      (j)  SEC Documents; Financial Statements.  Since February 28, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has made available to the Subscriber or its representatives copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material). As of the date hereof, the Company meets the requirements for the use of Form S-3 for registration of the resale of the Warrant Shares.

      (k)  Conduct of Business; Regulatory Permits.  Except as set forth on Schedule 2(k), since February 28, 2001 the Company has not (i) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business and consistent with past practices, having individually or in the aggregate a Material Adverse Effect, (ii) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise, (iii) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the balance sheet dated as at February 28, 2001 and forming part of the SEC Documents, and current liabilities incurred since the February 28, 2001, in each case in the usual and ordinary course of business and consistent with past practices, (iv) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (v) sold, transferred or leased any of its assets except in the usual and ordinary course of business and consistent with past practices, (vi) cancelled or compromised any debt or claim, or waived or released any right, of material value, (vii) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company, (viii) entered into any transaction other than in the usual and ordinary course of business except for this Agency Agreement, the other Transaction Documents and the related agreements referred to herein and therein, (ix) encountered any labor difficulties or labor union organizing activities, (x) made or granted any wage or salary increase or entered into any employment agreement, (xi) issued or sold any shares of capital stock or other securities or granted any options with respect thereto, or modified any equity security of the Company, (xii) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding equity securities, (xiii) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business and consistent with past practices, having (either by itself or in conjunction with all such other changes, events and conditions) a Material Adverse Effect, (xiv) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, or (xv) entered into any agreement, or otherwise obligated itself, to do any of the foregoing. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Company's Common Stock has been designated for quotation or listed on the Nasdaq National Market, trading in the Common Stock has not been suspended by the SEC or the Nasdaq National Market and the Company has received no communication, written or oral, from the SEC or the Nasdaq National Market regarding the suspension or delisting of the Common Stock from the Nasdaq National Market. Except as disclosed on Schedule 2(k), the Company is not in violation of the listing requirements of the Nasdaq National Market as in effect on the date hereof and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Nasdaq National Market in the foreseeable future. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

      (l)  Foreign Corrupt Practices.  Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (ii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

      (m)  Absence of Litigation.  Except as set forth in Schedule 2(m), there is no action, suit, proceeding, inquiry or investigation before or by the Nasdaq National Market, any court, public board, government agency, self-regulatory organization or body, or arbitrator pending or, to the knowledge of the Company, threatened against the Company or any of the Company's officers or directors in their capacities as such.

      (n)  Tax Status.  The Company has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations or otherwise due and payable, except those being contested in good faith and has set aside on its books reserves in accordance with GAAP reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

      (o)  Securities Law Compliance.  The offer, offer for sale, and sale of the Units have not been registered with the SEC. The Units are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 5 of the 1933 Act. The Company will conduct the Bridge Financing in compliance with the requirements of Regulation D under the 1933 Act, and the Company will file all appropriate notices of offering with the SEC.

      (p)  Title.  Except as set forth in or contemplated by Schedule 2(p), the Company has good and marketable title to all material properties and tangible assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except as such as are not significant or important in relation to its business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns, leases or licenses all such properties as are necessary to its operations as currently conducted.

      (q)  Intellectual Property Rights.  To the Company's knowledge after due investigation, the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its business as now conducted. Except as set forth on Schedule 2(q), to the Company's knowledge after due investigation, none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agency Agreement, except where such expiration or termination would not have either individually or in the aggregate a Material Adverse Effect. After due investigation, the Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 2(q), no claim, action or proceeding has been made or brought against, or to the Company's knowledge, has been threatened against, the Company regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement, except where such infringement, claim, action or proceeding would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect. Except as set forth on Schedule 2(q), the Company is unaware, after due investigation, of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties except where the failure to do so would not have either individually or in the aggregate a Material Adverse Effect.

      (r)  Registration Rights.  Except with respect to holders of the Units and the Warrant Shares, and except as set forth in Schedule 2(r), no person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

      (s)  Brokers.  Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by the Agency Agreement other than the Placement Agent.

      (t)  Right of First Refusal.  No person, firm or other business entity is a party to any agreement, contract or understanding, written or oral entitling such party to a right of first refusal with respect to offerings of securities by the Company.

      (u)  Disclosure.  None of the representations and warranties of the Company appearing in this Agency Agreement or any information appearing in any Exhibit or Schedule hereto or in any of the Transaction Documents or Offering Documents contains, or on any Closing Date will contain, any untrue statement of a material fact or omits, or on any Closing Date will omit, to state any material fact required to be stated herein or therein in order for the statements herein or therein, in light of the circumstances under which they were made, not to be misleading.

      (v)  Certain Officers.  As of the date hereof, Peter Jackson, Frost Prioleau, James Brentano, David Dunlap, Paul Martinelli and Norman Pensky (the "Key Executives") are employed by the Company on a full-time basis, and, to the Company's knowledge, none of the Key Executives is planning to cease being employed by the Company on a full-time basis in their current capacity and the Company is not aware of any circumstances related to the employment of the Key Executives, apart from circumstances related to the operations of the Company as a whole, that could result in cessation of full-time employment of any of the Key Executives in their current capacities.

    3.  Closing and Fees.

      (a)  Closing of the Bridge Financing.  Provided the Minimum Offering shall have been subscribed for, funds representing the sale thereof shall have cleared, all conditions to closing set forth in Section 3 hereof and Articles V and VI of the Subscription Agreement have been satisfied or waived and neither the Company nor the Placement Agent have notified the other that they do not intend to effect the closing of the Minimum Offering, the Initial Closing shall take place at the offices of counsel to the Placement Agent, Loeb & Loeb LLP, 345 Park Avenue, New York, New York, within one (1) business day thereafter (but in no event later than five days following the Termination Date, as defined herein), which closing date may be accelerated or adjourned by agreement between the Company and the Placement Agent. At the Initial Closing, payment for the Units issued and sold by the Company shall be made against delivery of the Notes and Warrants comprising such Units. The Warrants shall be subject to the terms of the Warrant Escrow Agreement. The Company and the Placement Agent may consummate subsequent closings of the Bridge Financing, upon mutual agreement only, each of which shall be subject to satisfaction or waiver of the conditions to closing set forth in Articles V and VI of the Subscription Agreement and in Section 3 hereof, and each of which shall be deemed a "Closing" hereunder. The date of the last Closing of the Bridge Financing is hereinafter referred to as the "Final Closing" and the date of any Closing hereunder is hereinafter referred to as a "Closing Date". The offering period for the Bridge Financing (the "Offering Period") shall commence on the date hereof and shall continue until the earlier to occur of: (i) the sale of the Maximum Offering; or (ii) 5:00 p.m. (New York time) on September 7, 2001, provided the Minimum Offering has been completed on or prior to 5:00 p.m. (New York time) on August 31, 2001 and Company has proceeded in good faith to complete the Bridge Financing on or prior to such date. If the Minimum Offering is not sold by 5:00 p.m. (New York time) on August 31, 2001, the Bridge Financing will be terminated and all funds received from Subscribers will be returned, without interest and without any deduction. The day that the Offering Period terminates is hereinafter referred to as the "Termination Date." The Termination Date may be extended for up to thirty (30) days by mutual agreement of the Placement Agent and the Company.

      (b)  Conditions to Placement Agent's Obligations.  The obligations of the Placement Agent hereunder will be subject to the accuracy in all material respects of the representations and warranties of the Company herein contained as of the date hereof and as of each Closing Date of the Bridge Financing, to the performance by the Company of its obligations hereunder and to the following additional conditions:

        (i)  Due Qualification or Exemption.  (1) The Bridge Financing will become qualified or be exempt from qualification under the securities or "blue sky" laws of the several states pursuant to Section 4(d) below not later than the Initial Closing Date, and (2) at any Closing Date no stop order suspending the sale of the Units shall have been issued and no proceedings by any governmental authority, self regulatory organization or any securities exchange for that purpose shall have been initiated or threatened in writing;

        (ii)  No Material Misstatements.  Neither the blue sky qualification materials nor the Transaction Documents, nor any supplement thereto, will contain any untrue statement of a fact which in the reasonable opinion of the Placement Agent is material, or omits to state a fact, which in the reasonable opinion of the Placement Agent is material and is required to be stated therein, or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

        (iii)  Compliance with Agreements.  The Company will have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to each Closing;

        (iv)  Corporate Action.  The Company has or will have taken all necessary corporate action, including, without limitation, obtaining the approval of its stockholders and the Board, for the execution and delivery of this Agency Agreement, the performance by the Company of its obligations hereunder and the Bridge Financing contemplated hereby;

        (v)  Opinion of Company Counsel.  At each Closing, the Placement Agent shall receive the opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to the Company, addressed to the Placement Agent and the Subscribers substantially to the effect that:

          (1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified as a foreign corporation to do business and is in good standing in the State of California.

          (2) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agency Agreement and each of the other Transaction Documents, including issuance of the Notes and the Warrants in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company, the performance of the obligations of the Company thereunder and the consummation by it of the transactions contemplated therein have been duly authorized by the Board. The Transaction Documents have been duly executed and delivered by the Company.

          (3) The issuance and sale of the Notes and the Warrants has been duly authorized. The Warrant Shares are duly authorized and reserved for issuance in accordance with the Agency Agreement and the Warrants, and when issued and paid for in accordance with the Agency Agreement and the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable and free of all taxes, liens, charges and preemptive rights with respect to the issue thereof.

          (4) Based in part upon, and subject to the accuracy as to factual matters of, the Subscribers' representations in Article I of the Subscription Agreement, the Notes and the Warrants may be issued to the Subscribers pursuant to the Transaction Documents without registration under the Securities Act of 1933, as amended.

          (5) No authorization, approval, consent, filing or other order of any Federal or state governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or to such counsel's knowledge, any court, is required to be obtained by the Company to enter into and perform its obligations under the Transaction Documents or for the issuance and sale of the Notes and the Warrants as contemplated by the Transaction Documents, except such as have been made or will be made by the Company.

          (6) To such counsel's knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against the Company or any of the properties of the Company which might reasonably be expected to prevent the transactions contemplated by the Transaction Documents.

          (7) The execution, delivery and performance by the Company of the Transaction Documents, the consummation by the Company of the transactions contemplated thereby and the compliance by the Company with the terms thereof does not violate, conflict with or constitute a default under the Company's Certificate of Incorporation, as amended to date, the Company's Bylaws as currently in effect or any other material contract, agreement arrangement by which the Company is bound, other than as set forth in the Schedules to this Agreement.

        (vi)  Representations and Warranties.  The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that reference a specific date which shall have been true and correct in all material respects as of such date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing, except where the failure of such representations and warranties to be true and correct as stated above, and except for such nonperformance, failure to satisfy or comply as would not, individually or in the aggregate, have a Material Adverse Effect.

        (vii)  Officer's Certificate.  At each Closing, the Company shall have delivered to the Placement Agent a certificate of the Chief Executive Officer stating that (1) the condition set forth in Section 3(b)(vi) has been satisfied, (2) except as expressly set forth in any Schedule or Exhibit to the Subscription Agreement or this Agency Agreement, since May 31, 2001, there has been no event, condition or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, (3) the Company has no more than 45 million shares of Common Stock outstanding on a fully-diluted basis as set forth in its most recently filed SEC Document, (4) other than accounts payable and capital lease obligations in the ordinary course of its business and consistent with past practices, the Company has no debt outstanding (assuming repayment in full of the bank debt described in Section 3(b)(ix) below) and (5) the Company has complied with its covenants and agreements set forth in the Transaction Documents, and

        (viii)  Secretary's Certificate.  At each Closing, the Company shall have delivered to the Placement Agent a certificate of the Secretary of the Company containing: (1) true and complete copies, as of the Closing Date, of the Certificate of Incorporation and Bylaws of the Company and of the certificates of designations of all series of preferred stock of the

    Company, (2) true and complete copies of the resolutions of the Board approving the Transaction Documents and all documents and matters incident thereto, and (3) a certification of authenticity of the signatures of the officers of the Company who have executed and delivered the documentation for the Bridge Financing.

        (ix)  Satisfaction of Bank Obligation.  At the Initial Closing, the Company shall have delivered to the Placement Agent the following: (1) instructions for the wire transfer directly from the Placement Agent to Imperial Bank (the "Bank") of Bridge Financing proceeds sufficient to repay in full amounts outstanding under the Company's line of credit with the Bank, together with accrued and unpaid interest thereon and (2) evidence of the Bank's release of its security interest in the Company's assets effective upon the Bank's receipt of such wire transfer.

        (x)  Minimum Offering.  The Minimum Offering shall have been sold in the Bridge Financing and the Escrow Agent shall have received gross proceeds from such offering of at least $6,000,000.

        (xi)  No Adverse Changes.  There shall not have occurred, at any time prior to the applicable closing (1) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange, the Nasdaq Stock Market, the American Stock Exchange, or in the over-the-counter market; (2) any outbreak of major hostilities or other national or international calamity; (3) any banking moratorium declared by Federal or New York authorities; (4) any material adverse change in the business, properties, assets, results of operations, or financial condition of the Company which materially impairs the investment quality of the Units; or (5) any material adverse change in the market for securities in general or in political, financial, or economic conditions which, in the Placement Agent's reasonable judgment, makes it inadvisable to proceed with the Bridge Financing.

        (xii)  Due Diligence Investigation Complete.  The Placement Agent shall have concluded its due diligence investigation of the Company to the Placement Agent's reasonable satisfaction, including, without limitation, an investigation of the Company's financial statements, projections, business prospects, capital structure, and other contractual arrangements.

        (xiii)  Lock-Up Agreements.  The Placement Agent shall have received a signed lock-up agreement from Mark Hoffman in substantially the form attached as Exhibit F hereto.

        (xiv)  Additional Director.  Effective as of the Initial Closing, either Lee Provow or Harold Blue (the "Designee") shall have been appointed to the Board. The Company shall use its reasonable best efforts to cause the Designee (or any replacement designee chosen by Commonwealth to fill a vacancy left by the Designee) to be nominated as a member of the Board to serve until the earlier of (i) his resignation or removal, (ii) the repayment or conversion of the Notes, (iii) his failure to be elected by the shareholders at a duly convened meeting, or (iv) the date on which a designee of the investors in the Subsequent Placement (as defined in Section 4(j)) is appointed to the Board. In the event that the Placement Agent does not exercise its right to designate a member of the Board or the Designee is no longer a director, then the Placement Agent may appoint any person to be an observer who shall be entitled to attend and observe meetings of the Board and any committees thereof (and receive notices, communications and other information provided in connections with such meetings) until the earlier of the repayment or conversion of the Notes.

        (xv)  Sun Microsystems Restructuring.  The Placement Agent shall have received evidence of the restructuring of the agreement between the Company and SunMicrosystems and the amounts payable thereunder satisfactory to the Placement Agent and its counsel.

        (xvi)  Series B Preferred Stock Exchange.  The Company and the holders of the Company's Series B Preferred Stock shall have completed and exchange for Series B-1 Preferred Stock and no shares of the Company's Series B Preferred Stock shall be outstanding. Satisfaction of the foregoing shall also be a condition to the Company's obligation to consummate the Bridge Financing.

        (xvii)  Warrant Escrow Agreement.  The Placement Agent shall have received a counterpart signature page to the escrow agreement substantially in the form attached hereto as Exhibit H (the "Warrant Escrow Agreement") duly executed by the Company.

      (c)  Blue Sky.  The Company (or at the Company's request, counsel to the Placement Agent) shall prepare and file the necessary documents so that offers and sales of the securities to be offered in the Bridge Financing may be made in certain jurisdictions in the United States. It is understood that such filings may be based on or rely upon: (i) the representations of each Subscriber set forth in the Subscription Agreement delivered by such Subscriber; (ii) the representations, warranties and agreements of the Company set forth in Section 2 of this Agency Agreement; and (iii) the representations of the Company set forth in the certificate to be delivered at each Closing pursuant to Section 3(b)(vii).

      (d)  Placement Fee and Expenses.

        (i)  Bridge Financing.  Simultaneously with payment for and delivery of the Units at each Closing, the Company shall: (1) pay to the Placement Agent a cash fee equal to 5% of the gross proceeds of the Units sold (the "Cash Fee"); (2) issue to the Placement Agent a warrant to purchase 10% of the Warrant Shares underlying the Units sold in the Bridge Financing (the "Agent's Warrant") which Agent Warrant shall be subject to the terms of the Warrant Escrow Agreement; (3) reimburse the Placement Agent for its actual out-of-pocket expenses incurred in connection with the Bridge Financing, including, without limitation, the reasonable fees and expenses of its counsel (Loeb & Loeb LLP), including, due diligence investigation expenses, travel and mailing expenses, up to a maximum of $35,000, which amount may be increased with the prior written consent of the Company, and (4) pay all expenses in connection with the qualification of the Securities under the blue sky laws of the states which the Placement Agent shall designate, including legal fees, filing fees and disbursements of Placement Agent's counsel in connection with such blue sky matters (the reimbursement and payment obligations of the Company set forth in clauses (3) and (4) above, the "Placement Agent Expenses").

        (ii)  Interest.  In the event that for any reason the Company shall fail to pay to the Placement Agent all or any portion of the fees payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance due hereunder from the date when first due through and including the date when actually collected by the Placement Agent, at a rate equal to four percent above the prime rate of Citibank, N.A., in New York, New York, computed on a daily basis and adjusted as announced from time to time.

      (e)  Bring-Down Opinions and Certificates.  If there is more than one Closing, then at each such Closing there shall be delivered to the Placement Agent updated opinions and certificates as described in Section 3(b)(v), (vii) and (viii) above, respectively.

    4.  Covenants of the Company.

      (a)  Use of Proceeds.  The net proceeds of the Bridge Financing will be used by the Company substantially as set forth in Section 4.4 of the Subscription Agreement. The Company shall not use any of the proceeds from the Bridge Financing to repay any indebtedness of the Company to any current executive officers, directors or principal stockholders of the Company.

      (b)  Expenses of Offering.

         (i) The Company shall be responsible for, and shall bear all expenses directly incurred in connection with, the Bridge Financing including, but not limited to, (i) legal fees of the Company's counsel relating to the costs of preparing the Transaction Documents and all amendments, supplements and exhibits thereto delivering all Units and (ii) the Placement Agent Expenses. The Placement Agent shall have no liability to the Company for any reason should the Placement Agent choose not to proceed with the Bridge Financing contemplated hereby.

        (ii) Prior to the Initial Closing, if the Company unilaterally decides not to effect the Initial Closing (for any reason other than the Placement Agent's inability to close the Minimum Offering) prior to 5:00 p.m. (New York time) on August 31, 2001 except upon mutual written agreement with the Placement Agent not to proceed with the Offering), the Company shall pay the Placement Agent $200,000 (which fee the Company agrees is a fair measure of the compensation to be received by the Placement Agent in respect of, among other things, its advice, time and effort in respect of the Offering), and the Company will be obligated to reimburse the Placement Agent and counsel for the Placement Agent, as applicable, for the Placement Agent Expenses as set forth in Sections 3(d)(i)(3) and 3(d)(i)(4) above within ten business days of the occurrence of any event described in this Section 4(b)(ii).

      (c)  Notification.  The Company shall notify the Placement Agent immediately, and in writing, (i) when any event shall have occurred during the period commencing on the date hereof and ending on the later of the Final Closing or the Termination Date as a result of which the Transaction Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) of the receipt of any notification with respect to the modification, rescission, withdrawal or suspension of the qualification or registration of any of the Securities, or of any exemption from such registration or qualification, in any jurisdiction. The Company will use its reasonable best efforts to prevent the issuance of any such modification, rescission, withdrawal or suspension and, if any such modification, rescission, withdrawal or suspension is issued and the Placement Agent so requests, to obtain the lifting thereof as promptly as possible.

      (d)  Form D and Blue Sky.  The Company shall file a Form D with respect to the Units as required under Regulation D under the 1933 Act and provide a copy thereof to the Placement Agent promptly after such filing. The Company shall, on or before the Closing, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Notes and the Warrants for sale to the Subscriber pursuant to this Agency Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Placement Agent on or prior to the Closing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing.

      (e)  Press Releases, Etc.  To the extent practicable, the Company shall provide two business days prior written notice of any proposed press release or other communication, or any press conference with respect to any material development concerning the Company, its financial condition, results of operations, business, prospects, properties, assets, or liabilities; provided however, the Company may issue any press release without such prior notice if in the reasonable opinion of counsel to the Company issuance before such notice can be provided is required for compliance with any governmental agency or exchange on which the Company's securities are listed. Furthermore, the Company shall not at any time include information with respect to the use of the Placement Agent's name in any press release, advertisement or on any website maintained by the Company without the prior written consent of the Placement Agent.

      (f)  Restrictions on Issuances of Securities.  During the period commencing on the date hereof and ending on the later of (i) the Final Closing or (ii) the Termination Date, provided the Placement Agent shall not have breached any material covenant, representation or warranty contained in this Agency Agreement and the Placement Agent is actively conducting the Bridge Financing, the Company will not, without the prior written consent of the Placement Agent, issue additional shares of Common Stock, other than pursuant to the exercise of options, warrants or rights outstanding on the date hereof, or issue or grant any warrants, options or other securities of the Company or any debt convertible, redeemable or exchangeable for any equity security of the Company.

      (g)  Executive Compensation.  The compensation of the Company's executive officers (as identified by the Company for purposes of compliance with Section 16 under the 1934 Act) shall not increase by more than 10% per annum while any of the Notes remain outstanding without the approval of a majority of the independent members of the Board.

      (h)  Independent Auditors.  During the three-year period following the Initial Closing, the Company will not switch auditors, other than to a "Big Five" accounting firm, without the approval of a majority of the independent members of the Board.

      (i)  Quarterly Communications.  Within forty-five (45) days after the end of each fiscal quarter, the Company shall (i) send to the Placement Agent (x) a letter setting forth the results of operations for the fiscal quarter and management's analysis thereof (which delivery obligation shall be satisfied by timely filing with the SEC the applicable quarterly report on Form 10-Q) and (y) a schedule of all securities issuances by the Company, including the issuances of shares pursuant to the cashless exercise provisions of any options or warrants, and (ii) present an update on the affairs of the Company at the offices of the Placement Agent for the Subscribers and employees of the Placement Agent, ensuring that such update complies with Regulation FD under the Securities Act. In addition, within ninety (90) days after the end of each fiscal year, the Company shall send to the Subscribers a stockholders letter in form and substance reasonably satisfactory to the Placement Agent setting forth the results of operations for the fiscal year and management's analysis thereof (which delivery obligation shall be satisfied by timely filing with the SEC the applicable annual report on Form 10-K).

      (j)  Shareholder Approval.  Within 90 days after the Initial Closing Date, the Company shall seek shareholder approval of (1) the issuance of shares of Common Stock upon the exercise of the Warrants and the Agent's Warrant, (2) the conversion provisions of Section 5 of the Notes, and (3) the private placement of convertible preferred stock through Commonwealth contemplated by the term sheet dated August 23, 2001 (the "Subsequent Placement").

      (k)  Rule 144 Opinions.  The Company shall cause its legal counsel to issue appropriate Rule 144 opinions by facsimile to the Company's transfer agent (with a copy to the person requesting such opinion) within one business day after counsel's receipt of the following completed documentation: (a) seller's representation letter, (b) broker's representation letter, and (c) copy of the Form 144, unless counsel determines that such documentation is insufficient or has other reasonable grounds for delaying the issuance of the requested opinion.

      (l)  Certificates for Securities.  The Company shall maintain at the offices of its transfer agent at least 250 printed Common Stock certificates to enable the issuance of certificates in connection with the conversion of the Notes and exercise of the Warrants.

      (m)  Transmittal Letters.  Within five days after each Closing of the Bridge Financing, the Placement Agent shall receive copies of all letters from the Company to the Subscribers transmitting the securities sold in the Bridge Financing and shall receive a letter from the Company confirming transmittal of the securities to the Subscribers.

      (n)  Committees.  The Company will not create any committees of its Board that are not composed of a majority of the independent members of the Board unless it has received the approval of a majority of the independent members of the Board to do so.

      (o)  Finder's Agreement.  In the event the Board authorizes the Company to seek a senior secured lender, the Company shall enter into a non-exclusive finder's agreement with the Placement Agent substantially in the form attached hereto as Exhibit G, pursuant to which the Placement Agent shall be entitled to a 2% success fee.

      (p)  Transfer of Assets; Subsidiary Guaranty.  Within six months following the Initial Closing Date, if the majority of the principal amount of the Notes issued in the Bridge Financing has not been repaid or converted, the Company shall transfer the assets of the Company's SubscribeNet division (the "Asset Transfer") to a wholly-owned subsidiary (the "Subsidiary") of the Company, and concurrently with the completion of the Asset Transfer, the Company shall deliver to the Placement Agent evidence satisfactory to the Placement Agent that the Asset Transfer has been completed, including (1) Board authorization of the Asset Transfer, (2) incorporation documents for, and approval of the Asset Transfer by, the board of directors of the Subsidiary, and (3) the executed asset transfer agreement. The Placement Agent shall also have received concurrently with the completion of the Asset Transfer duly executed copies of a guaranty by the Subsidiary, a security agreement securing the obligations under the guaranty, and a stock pledge agreement by the Company, each in a form reasonably satisfactory to the parties and their counsel.

      (q)  Chief Financial Officer.  The Company will use its reasonable best efforts to hire a Chief Financial Officer of the Company reasonably acceptable to the Placement Agent as promptly as practicable following the date hereof.

      (r)  Shareholder Notice.  The Company shall send out a notice to its shareholders which complies with the Nasdaq Stock Market's interpretations of the NASD Rules as promptly as practicable following the date hereof notifying the shareholders that the audit committee of the Company has expressly approved reliance on an exception to the Nasdaq Stock Market's shareholder approval requirement as to the issuance of certain Warrants and the Agent Warrants to the Subscribers and Commonwealth, respectively.

    5.  Indemnification.

    (a) The Company agrees to indemnify and hold harmless the Placement Agent and each selected dealer, if any, and their respective stockholders, directors, officers, agents and controlling persons (an "Indemnified Party") against any and all loss, liability, claim, damage and expense whatsoever (and all actions in respect thereof), and to reimburse the Placement Agent for reasonable legal fees and related expenses as incurred (including, but not limited to the costs of investigating, preparing or defending any such action or claim whether or not in connection with litigation in which the Placement Agent is a party and the costs of giving testimony or furnishing documents in response to a subpoena or otherwise), caused by or arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Transaction Documents or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided, however, that the Company shall not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement of a material fact or alleged untrue statement or a material fact provided by the Placement Agent in writing to the Company specifically for use in the Transaction Documents), (ii) any violation by the Company of the federal securities laws or the securities laws of any states, or otherwise arising out of the Placement Agent's engagement hereunder, except in respect of any matters as to which the Placement Agent shall have been adjudicated to have acted with gross negligence, or (iii) any breach by the Company of any of its representations, warranties or covenants contained in this Agency Agreement.

    (b) Promptly after receipt by an Indemnified Party under this Section of notice of the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the Company under this Section, notify in writing the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to the Indemnified Party otherwise than under this Section except to the extent the defense of the claim is prejudiced. In case any such action is brought against an Indemnified Party, and it notifies the Company of the commencement thereof, the Company will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to the Indemnified Party under this Section for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation (provided the Company has been advised in writing that such investigation is being undertaken). The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company if the Company has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Party; provided that the fees and expenses of such counsel shall be at the expense of the Company if (i) the employment of such counsel has been specifically authorized in writing by the Company (which it shall have no obligation to do) or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party or Parties and the Company and, in the reasonable judgment of counsel for the Indemnified Party, it is advisable for the Indemnified Party or Parties to be represented by separate counsel due to material conflict of interest (in which case the Company shall not have the right to assume the defense of such action on behalf of an Indemnified Party or Parties), it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Parties. No settlement by an Indemnified Party of any action against an Indemnified Party shall be made without the Company's consent which shall not be unreasonably withheld. No settlement of any action against an Indemnified Party by the Company shall be made unless such an Indemnified Party is fully and completely released in connection therewith.

    6.  Contribution.

    To provide for just and equitable contribution, if (i) an Indemnified Party makes a claim for indemnification pursuant to Section 5 but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agency Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the 1933 Act, the 1934 Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee or agent for the Company, or any controlling person of the Company), on the one hand, and the Placement Agent and any Selected Dealers (including for this purpose any contribution by or on behalf of an indemnified party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and the Placement Agent and the Selected Dealers, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Placement Agent and the Selected Dealers in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered. In no case shall the Placement Agent or a Selected Dealer be responsible for a portion of the contribution obligation in excess of the compensation received by it or the Selected Dealers, as the case may be. No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 6, each person, if any, who controls the Placement Agent or a Selected Dealer within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act and each officer, director, shareholder, employee and agent of the Placement Agent or a Selected Dealer, shall have the same rights to contribution as the Placement Agent or the Selected Dealer, and each person, if any who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act and each officer, director, employee and agent of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 6. Anything in this Section 6 to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 6 is intended to supersede any right to contribution under the 1933 Act, the 1934 Act, or otherwise.

    7.  Miscellaneous.

      (a)  Survival.  Any termination of the Bridge Financing without consummation thereof shall be without obligation on the part of any party except that the indemnification provided in Section 5 hereof and the contribution provided in Section 6 hereof shall survive any termination and shall survive the Final Closing for a period of two years.

      (b)  Representations, Warranties and Covenants to Survive Delivery.  The respective representations, warranties, indemnities, agreements, covenants and other statements as of the date hereof shall survive execution of this Agency Agreement and delivery of the Units and the termination of this Agency Agreement for a period of three (3) years after such respective event.

      (c)  No Other Beneficiaries.  This Agency Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

      (d)  Governing Law; Resolution of Disputes.  This Agency Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law provisions. The Placement Agent and the Company will attempt to settle any claim or controversy arising out of this Agency Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Should such attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Placement Agent and the Company within fifteen (15) days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six (6) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of mediation will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

      (e)  Counterparts.  This Agency Agreement may be signed in counterparts with the same effect as if both parties had signed one and the same instrument.

      (f)  Notices.  Any communications specifically required hereunder to be in writing, if sent to the Placement Agent, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Commonwealth Associates, 830 Third Avenue, New York, New

  York 10022, Att: Christopher W. Young, Jr., with a copy to Loeb& Loeb LLP, 345 Park Avenue, New York, New York 10154-0037, Att: Fran Stoller, and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at 25 Orinda Way, Orinda, California 94563, Att: Frost Prioleau, with a copy to Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: Adam R. Dolinko.

      (g)  Entire Agreement.  This Agency Agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof including, but not limited to, that certain term sheet dated August 22, 2001 between the Company and Commonwealth. Neither this Agency Agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

      (h)  Termination.  This Agency Agreement is subject to termination by notice given by the Placement Agent to the Company, if (i) after the execution and delivery of this Agency Agreement and prior to the Initial Closing (A) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (B) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (C) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (D) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crises that, in the Placement Agent's judgement, is material and adverse and (ii) in the case of any of the events specified in Sections 7(h)(i)(A) through 7(h)(i)(D), such event, singly or together with any other such event, makes it, in the Placement Agent's judgement, impracticable to offer the Units on the terms and in the manner contemplated herein.

       (i) If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

Very truly yours,
INTRAWARE, INC.
By:	/s/ PETER H. JACKSON Name: Peter H. Jackson Title: Chief Executive Officer
Agreed:
COMMONWEALTH ASSOCIATES, L.P.
By:	Commonwealth Associates Management Company, Inc., its general partner
By:	/s/ JOSEPH P. WYNNE Name: Joseph P. Wynne Title: Secretary

Exhibit A	Form of Note
Exhibit B	Form of Warrants
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Finder's Agreement
Exhibit H	Form of Warrant Escrow Agreement

QuickLinks

  Exhibit 10.2
INTRAWARE, INC. PLACEMENT AGENCY AGREEMENT